Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 1, 2020 (the “Effective Date”) by and between Claudius (Bud) E. Watts IV (“Employee”) and CommScope, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee in the capacity hereinafter stated, and Employee desires to be in the employ of the Company in such capacity for the period and on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Subject to the provisions of Section 6, the Company hereby employs Employee and Employee accepts such employment upon the terms and conditions hereinafter set forth (the “Employment”).

2. Term of Employment. This Agreement shall be effective as of the Effective Date and shall terminate on the first anniversary thereof, unless earlier terminated as provided in Section 6 (the “Initial Term”). Upon the expiration of the Initial Term or any Renewal Term (as defined below), Employee’s Employment shall be automatically renewed for an additional one-year period (each such one-year period being a “Renewal Term”), unless the Company or Employee has given written notice to the other of its intent not to renew this Agreement (a “Non-Renewal Notice”) at least 60 days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During any Renewal Term, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with this Agreement.

3. Duties; Extent of Service. During the Employment, Employee shall serve as an employee of the Company with the title and position of Chairman of the Board. In this capacity, Employee shall have all the authority and responsibility customarily associated with such position in a company of the size and nature of the Company. Employee shall also be available to management as an advisor. Employee shall report directly to the Board of Directors of the Company (the “Board”) or the Board of CommScope Holding Company, Inc. (“Parent”), as the context requires. In addition, Employee may be asked from time to time to serve as a director or officer of one or more of the Company’s or Parent’s current or future direct and indirect subsidiaries, and Executive shall serve in such capacities without further compensation. Employee agrees to comply with all applicable laws and the Company’s policies and procedures as may be adopted and changed from time to time and that are provided to Employee, including those described in the Company’s employee handbook, provided that if this Agreement conflicts with such policies or procedures, this Agreement will control. Employee hereby accepts such employment, agrees to serve the Company in the capacity indicated, and agrees to use Employee’s best efforts in, and devote sufficient time, attention, skill and energies to, the advancement of the interests of the Company, Parent and their direct and indirect subsidiaries (collectively, the “Company Group”) and the performance of Employee’s duties and responsibilities hereunder; provided, that Employee shall not be required to devote his full working time to the performance of his duties hereunder.

4. Compensation.

(a) During the Employment, the Company shall pay Employee a salary at the annual rate of $600,000 (the “Base Salary”). Such Base Salary may be increased at any time by the Board of Directors of Parent or a committee thereof. The Base Salary shall be subject to withholding under applicable law, shall be prorated for partial years and shall be payable in semi-monthly or biweekly installments in accordance with the Company’s usual practice as in effect from time to time.

(b) During the Employment, Employee shall not be eligible to earn an annual bonus or otherwise participate in the CommScope Holding Company, Inc. Annual Incentive Plan (as such plan may be amended and modified).

(c) Following the Effective Date, Parent will issue Employee 100,000 restricted stock units that vest in equal installments on the first three anniversaries of the grant date, subject to Employee’s continued employment with the Company. In addition, following the Effective Date, Parent will issue to Employee an equity award pursuant to which up to 220,000 shares may be earned, based upon the achievement of certain hurdles relating to Parent’s stock price and Employee’s continued employment with the Company over a four-year period. Such equity awards will be issued pursuant to the Parent’s Long-Term Incentive Plan and will be memorialized in separate award certificates. Employee shall not be eligible for any other equity award of Parent until the fiscal year commencing January 1, 2022 and any equity awards granted thereafter shall be subject to approval by the Parent Board or a committee thereof in its sole and absolute discretion.

5. Benefits.

(a) During the Employment, Employee shall be entitled to participate in any and all benefit plans of general application to the executives of the Company, as may be in effect from time to time in the discretion of the Board (the “Benefit Plans”), including, by way of example only, medical, dental and life insurance plans and disability income plans, retirement arrangements and other employee benefits plans the Board deems appropriate; provided that Employee shall not be entitled to participate in any severance program or policy of the Company other than as specifically set forth herein. Such participation shall be subject to (i) the terms of the applicable Benefit Plan documents (including, as applicable, provisions granting discretion to the Board or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company.

(b) The Company shall promptly reimburse Employee for all reasonable, documented business expenses incurred by Employee in connection with the business of the Company, in accordance with the Company’s practices, as in effect from time to time, subject to Section 17(d) (“Expenses”).

(c) Compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company Group with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

6. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, the Employment shall terminate under the circumstances set forth in this Section 6.

(a) Termination by the Company for Cause. The Employment may be terminated by the Company for Cause (as defined below) without further liability on the part of the Company Group,

effective immediately upon written notice to Employee specifying in reasonable detail the grounds for termination for Cause (subject to any cure periods expressly provided for in this Section 6(a)). Only the following, as determined by the Board or the Parent Board, shall constitute “Cause” for such termination:

(i) Employee’s indictment, conviction of or plea of guilty or nolo contendere to, or a judgment against Employee in any quasi-criminal judicial or administrative proceeding (including without limitation, any proceeding by a federal, state or local regulatory agency or body) with respect to, any crime constituting a felony, or a crime which involves Employee’s moral turpitude, fraud, theft or embezzlement. For this purpose, a judgment shall include any consent decree, settlement, cease and desist order or similar conclusion to any quasi-criminal judicial or administrative proceeding;

(ii) Employee’s commission of any other act of theft, dishonesty, fraud, or falsification of an employment record in connection with the performance of his duties as an employee or director of the Company Group;

(iii) Employee’s refusal to perform his duties to the Company Group or to obey the lawful and reasonable directives of the Board and Parent’s Board (so long as such lawful and reasonable directives are also consistent with Employee’s duties, title and reporting order provided elsewhere this Agreement);

(iv) Employee’s gross negligence, willful misconduct or willful malfeasance in connection with Employee’s services to the Company Group;

(v) Employee’s material violation of reasonable business standards, legal requirements or any written policy of the Company or Parent applicable to Employee that relate to equal employment opportunity, discrimination, harassment or retaliation or that customarily are punishable by termination of employment; or

(vi) Employee’s material breach of this Agreement or any confidentiality or non-disclosure obligations under any other written agreement between Employee and any member of the Company Group.

Notwithstanding the foregoing, in the case of any conduct described in clauses (iii), (v) or (vi) of the immediately preceding sentence, if such conduct is reasonably susceptible of being cured, then Employee’s termination shall be for “Cause” only if Employee fails to cure such conduct to the Board’s reasonable satisfaction within ten (10) days after receiving written notice from Company describing such conduct in reasonable detail; provided that the conduct in clause (iii) may only be cured by Employee on two separate occasions, and no cure shall be applicable to such conduct thereafter.

(b) Termination by the Company Without Cause. The Employment may be terminated without Cause by the Company upon written notice to Employee, and upon any such termination and subject to Section 17, Employee shall be entitled to the payment of Termination Benefits (as defined below). It is expressly agreed and understood that if this Agreement is terminated by the Company without Cause as provided in this Section 6(b), it shall not impair or otherwise affect Employee’s Continuing Obligations (as defined below). Termination of Employment upon expiration of the Initial Term or any Renewal Term following a decision by the Company not to extend the Term of Employment pursuant to Section 2 shall constitute a termination without Cause.

(c) Termination by Employee for Good Reason. The Employment may be terminated by Employee for Good Reason (as defined below), and upon any such termination and subject to Section 17, Employee shall be entitled to the payment of Termination Benefits, provided that Employee first delivers to the Company prior written notice, no later than sixty (60) days after the initial occurrence of any such event, of such intended termination, and provided further that the Company fails to cure any such events indicated in such notice (to the extent such cure is reasonably possible) within thirty (30) days from the date of such notice. If such event has not been cured within such 30-day period, the termination of Employment by Employee for Good Reason shall be effective as of a date chosen by Employee within the sixty (60) day period immediately following the expiration of the 30-day cure period. Only the following, without Employee’s consent, shall constitute “Good Reason:

(i) a material reduction in the Base Salary (which, for the avoidance of doubt, shall mean a 5% or greater reduction in the Base Salary); provided that a reduction in Base Salary that is made in connection with general reduction in the base salary of all senior executives of the Company shall not be considered a reduction in Base Salary giving rise to Good Reason;

(ii) any change in Employee’s title or position as Chairman (other than a change to become the non-employee Chairman with the consent of Employee);

(iii) any change in the reporting structure of Employee’s position such that Employee is required to report, directly or indirectly, to a person other than the Board or Parent’s Board;

(iv) any requirement to permanently relocate to the Company’s headquarters; or

(v) any material breach by the Company of this Agreement, including but not limited to a failure to require any successor of the Company to assume the obligations of the Company under this Agreement pursuant to Section 15.

(d) Termination by Employee other than for Good Reason. Employee’s employment under this Agreement may be terminated by Employee other than for Good Reason by written notice to the Board at least sixty (60) days prior to such termination. During the notice period, Employee shall diligently perform any assigned duties. The Company may make such resignation effective at any point during the notice period. Termination of Employment upon expiration of the Initial Term or any Renewal Term following a decision by Employee not to extend the Term of Employment pursuant to Section 2 shall constitute a termination other than for Good Reason.

(e) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Employee under this Agreement shall terminate on the date of termination of the Employment; provided, however, (a) Employee shall be entitled to receive any earned but unpaid Base Salary through the date of termination, (b) Employee shall be entitled to receive any Expenses incurred and unpaid through the date of termination and (c) Employee’s rights under the Benefit Plans shall be determined under the provisions of such Benefit Plans (the amounts and rights described in clauses (a) through (c), collectively, the “Accrued Obligations”). Notwithstanding the foregoing, in the event of a termination of the Employment without Cause pursuant to Section 6(b) or in the event of a termination of the Employment with the Company for Good Reason pursuant to Section 6(c), then, subject to Section 17, the Company shall provide to Employee the following termination benefits (“Termination Benefits”) in addition to the Accrued Obligations:

(i) an amount equal to (A) the Employee’s Base Salary payable in twelve (12) equal installments during the twelve (12) month period following the date of termination (the “Termination Benefits Period”) or (B) two (2) times the Employee’s Base Salary if such termination occurs within twenty-four (24) months following a “Change in Control” (as defined below), payable in a single lump sum cash payment following the date of termination, which payments shall be subject to withholding under applicable law and shall be made in accordance with the Company’s usual payroll practice as in effect from time to time;

(ii) during the Termination Benefits Period, in periodic installments, in accordance with the Company’s usual payroll practice as in effect from time to time, a cash payment equal to the cost the Company would have incurred had Employee continued group medical, dental, vision and/or prescription drug benefit coverage for himself and his eligible dependents under the group health plan(s) sponsored by Company covering Employee and his eligible dependents at the time of Employee’s termination of employment (the “Health Coverage”) for the Termination Benefits Period; provided, however, that (A) the cost of such Health Coverage shall be determined at the same level of benefits as is generally available to similarly situated employees and is subject to any modifications made to the same coverage provided to similarly situated employees, including but not limited to termination of the group health plans sponsored by Company; (B) the Company shall pay the excess of the COBRA cost of such coverage over the amount that Employee would have had to pay for such coverage if he had remained employed during the Termination Benefits Period and paid the active employee rate for such coverage (the “COBRA Cost”); and (C) the time during which Employee receives the payments pursuant to this Section 6(e)(iv) shall run concurrently with any period for which Employee is eligible to elect health coverage under COBRA.

The Termination Benefits above shall continue so long as Employee remains in compliance with Employee’s Continuing Obligations under this Agreement. The Company’s liability for Termination Benefits shall be reduced by the amount of any severance, if any, actually paid to Employee pursuant to any severance pay plan of the Company. Notwithstanding the foregoing, nothing in this Section 6(e) shall be construed to affect Employee’s right to receive COBRA continuation entirely at Employee’s own cost to the extent that Employee may continue to be entitled to COBRA continuation after Employee’s right to receive payments under Section 6(e)(ii) ceases.

The Company and Employee agree that the Termination Benefits paid by the Company to Employee under this Section 6(e) shall be in full satisfaction, compromise and release of any claims arising out of any termination of Employee’s employment without Cause pursuant to Section 6(b), or a termination of Employee’s employment with the Company for Good Reason pursuant to Section 6(c). The payment of the Termination Benefits shall be contingent upon Employee’s timely delivery as provided below of a separation agreement containing a general release of any and all claims (other than those arising or otherwise provided for under this Agreement) in a customary form reasonably satisfactory to the Company (and without any additional obligations upon Employee beyond those provided for in, or otherwise inconsistent with, this Agreement) (the “Release”), it being understood that no Termination Benefits shall be provided unless and until Employee timely executes and delivers, and does not rescind, the Release, except that the Release shall not require a waiver of any of the Accrued Obligations. The Release must be executed, and all revocation periods must have expired, within sixty (60) days after the date of termination of Employment, failing which such payment or benefit shall be forfeited. The Company may elect to commence payment of Termination Benefits at any time during such sixty (60)-day period; provided, however, that if such sixty (60)-day period begins in one taxable year and ends in the following taxable year, then the Company shall commence payment of Termination Benefits in the second taxable year. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment of Termination Benefits at any time during such sixty (60)-day period.

For purposes of this Agreement, “Change in Control” shall mean any of the following:

(i) an acquisition (other than directly from Parent) of any securities issued by Parent which generally entitle the holder thereof to vote for the election of directors of Parent (“Voting Securities”) by any “person,” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Person”), immediately after which such Person has “beneficial ownership,” within the meaning under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Beneficial Ownership”) of more than thirty-three percent (33%) of (i) the then-outstanding Shares or (ii) the combined voting power of Parent’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (i), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Parent or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by Parent (for purposes of this definition, a “Related Entity”), (ii) Parent or any Related Entity, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(ii) the individuals who, as of the Effective Date, are members of the Board of Directors of Parent (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board of Directors of Parent or, following a Merger (as hereinafter defined), the board of directors of (i) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Holding Corporation”) or (ii) if there is one or more than one Holding Corporation, the ultimate Holding Corporation; provided, however, that, if the election, or nomination for election by Parent’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Parent (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) the consummation of:

(1) a merger, consolidation or reorganization (x) with or into Parent or (y) in which securities of Parent are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:

(A) the shareholders of Parent immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the Surviving Corporation, if there is no Holding Corporation or (2) if there is one or more than one Holding Corporation, the ultimate Holding Corporation;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Holding Corporation, or (2) if there is one or more than one Holding Corporation, the ultimate Holding Corporation; and

(C) no Person other than (1) Parent or another corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by Parent or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of thirty-three percent (33%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty-three percent (33%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Holding Corporation, or (y) if there is one or more than one Holding Corporation, the ultimate Holding Corporation;

(2) a complete liquidation or dissolution of Parent; or

(3) the sale or other disposition of all or substantially all of the assets of Parent and its subsidiaries (as defined in Section 424(f) (or a successor provision to such section) of the Code, and regulations and rulings thereunder, with Parent being treated as the employer corporation for purposes of such definition) taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to Parent’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by Parent which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by Parent and, after such share acquisition by Parent, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f) Disability. If Employee shall be disabled so as to be unable to perform the essential functions of Employee’s then-existing position or positions under this Agreement with or without reasonable accommodation (“Disability”), the Board may terminate the Employment. In the event of such termination on account of Employee’s Disability, the Company Group shall have no further obligations to Employee except the Company shall pay to Employee the Accrued Obligations. If any question shall arise as to whether during any period Employee is disabled so as to be unable to perform the essential functions of Employee’s then-existing position or positions with or without reasonable accommodation, Employee may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician mutually acceptable to the Company and Employee or Employee’s guardian as to whether Employee is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Employee shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Employee shall fail to submit such certification, the Company’s determination of such issue shall be binding on Employee. Nothing in this Section 6(f) shall be construed to waive Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(g) Death. Employee’s Employment and all obligations of the Company and Employee hereunder shall terminate in the event of the death of Employee; provided that the Company shall pay to Employee’s estate the Accrued Obligations as soon as practicable following Employee’s death.

(h) Continuing Obligations. Notwithstanding termination of this Agreement as provided in this Section 6 (other than Section 6(g)) or any other termination of Employee’s Employment with the Company, Employee’s obligations under Sections 7 and 8 hereof (the “Continuing Obligations”) shall survive any termination of Employee’s Employment with the Company at any time and for any reason.

7. Restrictive Covenants. In consideration of Employee’s employment hereunder, Employee agrees to the following restrictions.

(a) Acknowledgments.

(i) Access to Confidential Information and Relationships. Employee acknowledges and agrees that as a result of Employee’s employment with the Company, Employee’s knowledge of and access to confidential and proprietary information, and Employee’s relationships with the Company Group’s customers and employees, Employee would have an unfair competitive advantage if Employee were to engage in activities in violation of the Restrictive Covenants. Employee also acknowledges and agrees that these Restrictive Covenants are necessary to protect the trade secrets of Company.

(ii) No Undue Hardship. Employee acknowledges and agrees that, in the event that his employment with the Company terminates, Employee possesses marketable skills and abilities that will enable Employee to find suitable employment without violating the Restrictive Covenants.

(iii) Voluntary Execution. Employee acknowledges and affirms that he is entering into the Agreement voluntarily and that he has read the Agreement carefully and had a full and reasonable opportunity to consider the Restrictive Covenants (including an opportunity to consult with legal counsel).

(b) Definitions. The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i) “Competitive Services” means the business of designing, building, managing, selling or representing (i) wired and wireless networks, (ii) radio frequency wireless networks including macro, metro, DAS and small cell solutions, (iii) indoor network solutions for commercial buildings, data centers, central offices and cable television head ends, (iv) outdoor network solutions for telecom service providers and cable TV networks, including FTTX solutions, (v) appliances at homes that deliver internet or paid TV, (vi) software and appliances in cable and telecom networks to create and manage signals for internet and video, and (vii) appliances in enterprises that deliver wired and wireless connectivity to end users, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company Group as of Employee’s Termination Date, or during the one (1) year immediately prior to Employee’s Termination Date.

(ii) “Confidential Information” means any and all data and information relating to the Company Group, their activities, business, or clients that (i) is disclosed to Employee or of which Employee becomes aware as a consequence of his employment with the Company; (ii) has value to the Company Group; and (iii) is not generally known outside of the Company Group. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company Group: trade secrets (as defined by N.C. Gen. Stat. § 66-152(3)); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company Group, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company Group. In addition to data and information relating to the Company Group, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company Group by such third party, and that the Company Group has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company Group.

(iii) “Material Contact” means (i) having dealings with a customer or potential customer on behalf of the Company Group; (ii) coordinating or supervising dealings with a customer or potential customer on behalf of the Company Group; (iii) obtaining Confidential Information about a customer or potential customer in the ordinary course of business as a result of Employee’s employment with the Company; or (iv) receiving compensation, commissions, or earnings within the one (1) year prior to the Termination Date that resulted from the sale or provision of products or services of the Company Group to a customer.

(iv) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(v) “Protected Customer” means any Person to whom the Company Group has sold its products or services or actively solicited to sell its products or services, and with whom Employee has had Material Contact on behalf of the Company Group during his employment with the Company.

(vi) “Restrictive Covenants” means the restrictive covenants contained in Section 7 of this Agreement.

(vii) “Restricted Period” means any time during Employee’s employment with the Company, as well as one (1) year from Employee’s Termination Date.

(viii) “Termination” means the termination of Employee’s employment with the Company, for any reason, whether with or without Cause, upon the initiative of either party.

(ix) “Termination Date” means the date of Employee’s Termination.

(x) “Work Product” means all ideas, formulas, recipes, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, blueprints, data, software, source code, object code, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) which relate to the Company Group’s business that are conceived, developed, acquired, contributed to, made or reduced to practice by Employee during the course of his employment with the Company (either solely or jointly with others).

(c) Restriction on Disclosure and Use of Confidential Information. Employee agrees that Employee shall not, directly or indirectly, use any Confidential Information on Employee’s own behalf or on behalf of any Person other than Company Group, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Employee further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Employee shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Employee; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Employee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Employee has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Work Product. Employee acknowledges that all Work Product belongs to the Company Group. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company Group. To the extent that any Work Product is not deemed to be a “work made for hire,” Employee hereby assigns and agrees to assign to the Company Group all right, title and interest, including without limitation, the intellectual property rights that Employee may have in and to such Work Product. Employee shall during the Restricted Period and thereafter promptly perform all actions reasonably requested by the Company (whether during or after the term of this Agreement) to establish and confirm ownership of such Work Product (including, without limitation, assignments, consents, powers of attorney and other instruments) in the Company Group.

(e) Non-Compete. Employee agrees that, during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, engage in any Competitive Services anywhere in the United States or in any foreign country in which any member of the Company Group has conducted business, is conducting business or is presently contemplating conducting business.

(f) Non-Solicitation of Protected Customers. Employee agrees that, during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(g) Non-Recruitment of Employees and Independent Contractors. Employee agrees that during the Restricted Period, he shall not, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, recruit, solicit, induce or hire or attempt to recruit, solicit, induce or hire any employee or independent contractor of the Company Group to terminate his employment or other relationship with the Company Group or to enter into employment or any other kind of business relationship with the Employee or any other Person.

(h) Exceptions. Notwithstanding anything contained in Section 7(e) or (f) to the contrary, Employee may make investments in communications service providers that utilize commercially available products which are manufactured by third parties.

(i) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Employee breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company Group and that money damages would not provide an adequate remedy to the Company. Employee understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Employee understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from Employee its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Employee shall not be impaired in any way by the existence of a claim or cause of action on the part of Employee based on, or arising out of, this Agreement or any other event or transaction.

(ii) Severability and Modification of Covenants. Employee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable

8. Cooperation. During and after Employee’s Employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. Subject to Section 17(d), the Company shall reimburse Employee for any reasonable fees and reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 8 and such cooperation shall be at reasonable times and upon reasonable advance notice.

Employee agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Employee may discover, find, develop or otherwise have available to Employee in the Company’s general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company Group.

9. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of North Carolina, without consideration of its choice of law provisions, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties hereto expressly submits and consents in advance to the sole and exclusive jurisdiction of the state and federal courts located in the State of North Carolina for the purposes of any and all suits, actions or other proceedings or other disputes arising out of, based on or relating to this Agreement. Each of the parties hereto hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, in each case, unless another jurisdiction is required to enforce the rights of Parent and/or the Company under this Agreement. The parties hereto hereby consent to service of process by mail and any other manner permitted by law or this Agreement. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, may be filed, and will be binding and enforceable, in all jurisdictions. Except as otherwise provided in Section 7, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs and reasonable expenses incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

To the Company:	CommScope, Inc.
1100 CommScope Place, SE
Hickory, NC 28602
Attention: General Counsel

With copy to:	Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Suite 4900
Atlanta, GA 30309-3424
Attention: Mike Stevens, Esq.

To Employee:	Claudius E. Watts IV
947 White Point Court
Charleston, SC 29412

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

11. Indemnification. During the Employment, Employee shall be entitled to such rights regarding indemnification and advancement of expenses as are provided in the Indemnification Agreement, dated as of October 24, 2013, by and between Employee and the Company, and as provided under the Company’s Certificate of Incorporation or By-laws, as they made be amended from time to time.

12. Scope of Agreement. The parties acknowledge that the provisions of Section 7 have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated hereby and are given as an integral and essential part of the Employment contemplated hereby. Employee has independently consulted with counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the business to be conducted by the Company Group, and represents that the Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

13. Severability. The existence of any claim or cause of action which Employee may have against the Company or Parent shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

14. Counterparts Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement. Each party may rely upon the execution of this Agreement by the other party via the facsimile signature as if such facsimile signature were an original signature.

15. Miscellaneous. This Agreement shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by Employee. This Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof; provided, however, this agreement shall not alter or limit the obligations of Employee pursuant to any other confidentiality, noncompetition, nonsolicitation or similar agreement applicable to Employee.

16. Certain Definitions. For purposes of this Agreement, the term “subsidiary” of a Person means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interests, is directly or indirectly owned by such Person.

17. Internal Revenue Code Section 409A.

(a) It is the intent of the parties that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Internal Revenue Service guidance and

Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Neither the Company Group, nor their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that the severance payments under Section 6(e), (f) or (g) and any other amount or benefit under this Agreement, constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) and that would otherwise be payable or distributable hereunder by reason of Employee’s termination of Employment, such amounts will not be payable or distributable to Employee unless the circumstances giving rise to such termination of Employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon Employee’s termination of Employment or the determination of the amounts owed to him due to such termination. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

(c) Whenever in this Agreement the provision of payment or benefit is conditioned on Employee’s execution and non-revocation of the Release, provided that the Release has been timely delivered to Employee not later than ten (10) days after the date of termination of Employment, such Release must be executed, and all applicable revocation periods shall have expired, within sixty (60) days after the date of termination of Employee’s Employment, failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the Release becomes irrevocable in the first such calendar year. In other words, Employee is not permitted to influence the calendar year of payment based on the timing of the signing of the Release by Employee.

(d) If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(e) Each payment of termination benefits under Section 6 of this Agreement, including, without limitation, each payment of COBRA Cost under Section 6(e)(iii), shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(f) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if

Employee dies during such period, within 30 days after his death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

18. Limitation of Benefits.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by the Company, Parent or any of their direct and/or indirect subsidiaries to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 18) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Employee, a calculation shall be made comparing (i) the net after-tax benefit to Employee of the Payments after payment by Employee of the Excise Tax, to (ii) the net after-tax benefit to Employee if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 18(b) below). For purposes of this Section 18, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 18, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b) All determinations required to be made under this Section 18, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be used in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Employee. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 18 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

19. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Employee may qualify, except as specifically provided herein. Amounts that are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of termination of Employment shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement. For the avoidance of doubt, no provision of this Agreement is meant to modify or limit Employee’s right to receive his vested supplemental executive retirement plan benefits, if any, and to exercise his vested options, if any, in accordance with the terms of the applicable plan documents, related agreements and operative prior elections.

20. Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Employee obtains other employment.

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

COMPANY

COMMSCOPE, INC.

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President

EMPLOYEE

/s/ Claudius E. Watts IV
Claudius E. Watts IV